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•                  Transcript of Investor Call held on October 28, 2014 relating to earnings which referenced the proposed merger transaction among TRW Automotive Holdings Corp. (the “Company”), ZF Friedrichshafen AG (“ZF”) and MSNA, Inc.

FORWARD LOOKING STATEMENTS

This communication includes “forward-looking statements,” as that term is defined by the federal securities laws. The forward-looking statements include statements concerning regulatory approvals and the expected timing, completion and effects of the proposed ZF merger and the proposed engine valve divestiture, the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. When used in this communication, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and future or conditional verbs, such as “will,” “should,” “could” or “may,” as well as variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so designated. All forward-looking statements are based upon our current expectations and various assumptions, and apply only as of the date of this communication. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements.  These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the ZF merger agreement which could have a material adverse effect on us and our stock price; the inability to consummate the proposed ZF merger in the time frame or manner currently anticipated, due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the proposed ZF merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction which could have a material adverse effect on us and our stock price; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed ZF merger; the effect of the announcement of the proposed ZF merger on the Company’s relationships with its customers, suppliers, joint venture partners and others, as well as our operating results and business generally; risks relating to the engine valve divestiture could adversely affect us; economic conditions adversely affecting our business, results or the viability of our supply base; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; the unsuccessful implementation of our current expansion efforts adversely impacting our business or results; any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; pricing pressures from our customers adversely affecting our profitability; global competition adversely affecting our sales, profitability or financial condition; any disruption in our information technology systems adversely impacting our business and operations; any shortage of supplies causing a production disruption for any customers or us; the loss of any of our largest customers or a significant amount of their business, or a significant decline in their production levels, adversely affecting us; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; our contingent liabilities and tax matters causing us to incur losses or costs; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; commodity inflationary pressures adversely affecting our profitability or supply base; costs or adverse effects on our business, reputation or results from governmental regulations; work stoppages or other labor issues at our facilities or those of our customers or others in our supply chain adversely affecting our business, results or financial condition; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2013 under “Item 1A. Risk Factors”.

All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

2

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by ZF. In connection with the proposed merger transaction, the Company has filed with the SEC a definitive proxy statement on October 20, 2014. Stockholders are urged to read the definitive proxy statement and other documents filed with the SEC or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors may obtain free of charge the definitive proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov.  In addition, the definitive proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.trw.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger is set forth in the definitive proxy statement filed with the SEC on October 20, 2014. You can also find information about the Company’s executive officers and directors in its definitive proxy statement relating to the annual meeting of stockholders filed with the SEC on March 26, 2014.

3

TRW AUTOMOTIVE HOLDINGS CORP.

Moderator: Mark Oswald

10-28-14/8:30 a.m. ET

Confirmation # 9741412

TRW AUTOMOTIVE HOLDINGS CORP.

Moderator:   Mark Oswald

October 28, 2014

8:30 a.m. ET

Operator:                                                                    Good morning, and welcome to the TRW conference call.

All lines have been placed on listen-only mode.

And as a reminder this conference call is being recorded.  Presentation material for today’s call was posted to the company’s Web site this morning at TRW.com/results.  Please download the material now if you have not already done so.

After the speakers’ remarks, there will be a question and answer period.  Due to today’s limitation on time, the Company requests that participants limit follow-up to one per caller.  If you would like to ask a question during that Q&A period, you can at any time press star then the number one on your telephone keypad and you will be entered into the question queue.  Alternatively, if you would like to withdraw your question, press the pound key and you will be removed from the queue.  If you are using a speaker phone or a hands-free unit, please pick up your handset before presenting your question.

I would now like to introduce your host for today’s call Mark Oswald, Director of Investor Relations.  Sir, you may begin.

Mark Oswald:                                           Thank you, and good morning.  I’d like to welcome everyone to our Third Quarter 2014 Financial Results conference call.  In light of the circumstances regarding the pending ZF transaction we have planned our call today to be slightly shorter than usual and expect to conclude the call by 9:15 AM.

This morning, as usual, I’m joined by John Plant, our Chairman and Chief Executive Officer and Joe Cantie, our Chief Financial Officer.  On today’s call, John will provide an overview of the current automotive environment and it’s impact on TRW .  John will also provide a brief summary of the financial results and discuss other related business matters including our outlook for the remainder of the year.  After John’s comments, Joe will provide an expanded review of the financial information.  At the conclusion of Joe’s comments, we will open the call to your questions.

Before I turn the call over to John and Joe, there are a few items I’d like to cover.  First, today’s conference call will include forward-looking statements.  These may include statements concerning the expected timing, completion and effects of the pending ZF transaction and are our best on current expectations and various assumptions and therefore, involve risks and uncertainties.  I would caution you that our actual results could differ materially from the forward-looking statements made on this call.

In connection with the pending ZF transaction, the company has filed a definitive proxy statement with the SEC on October 20, 2014.  Stockholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they contain important information about the pending ZF transaction.  Please refer to slide 2 of the presentation for our complete Safe Harbor statement.

The risk factors section of our 2013 form 10-K and our 2014 first and second quarter 10-Q’s contain additional information about risks and uncertainties that could impact our business.  You can access a copy of our 2013 10-K and 2014 quarterly filings along with the definitive proxy statement by visiting the Investor Relations section on our Web site or through the SEC’s Web site at SEC.gov.

The directors, executive officers and certain other employees of the company may be deemed participants in the solicitation of proxies from stockholders of the company in favor the pending ZF transaction.  You can find information about the company’s executive officers in the definitive proxy statement.  On a related matter, we expect to file our third-quarter 10-Q within the next day or so, once filed, the 10-Q can also be accessed through either Web site.

In addition to the financial results presented on a GAAP basis, we will be discussing non-GAAP information that we believe is useful in evaluating the company’s operating performance.  Reconciliations for these non-GAAP measures to the closest gap equivalent can be found in the conference call materials which are posted on the Investor Relations section of our Web site.

Finally, a replay of this call can be accessed via dial-in or through a Webcast on our Web site.  Replay instructions were included in the release this morning.  We have not given our permission for any other recording of this call and do not approve or sanction any transcribing of the call.

This concludes my comments.  I’ll now turn the call over to John Plant.  John?

John Plant:                                                           Thank you, Mark, and good morning everyone.  I’m pleased to report TRW  made progress on several fronts during the third quarter.  There are a number of business developments that I plan to comment on, but first, let me start with the earnings.

As you can see from the solid financial results posted this morning, TRW continued to build on the positive momentum established earlier this year.  During the quarter, sales which totaled $4.2 billion were down slightly compared with the prior-year quarter.  Adjusting for the effective exiting certain of our brake components and module businesses, sales were up 3 percent year-on-year.  This improvement continues to demonstrate increased demand for TRW safety technologies.

Operating profit and margin before special items was $314 million and 7.6 percent, respectively.  Net income before special items was $205 million and earnings per share were $1.75.  An increase of 15 percent compared to last year’s third-quarter earnings of $1.52 per share.

And finally, in line with the company expectations, TRW generated cash from operations up $207 million during the quarter.  TRW’s third-quarter performance builds on the first half results to provide a solid foundation for TRW to achieve its four-year goals.

I’ll expand on our year-to-date results in just a few minutes.  First, just a few additional comments on the third quarter.  In North America, vehicle production tracked generally in line with the expectations that the industry observers established at the beginning of the quarter.

Overall, North American production was up 8 percent compared with the third quarter of 2013.  Within the quarter’s vehicle build, production growth for the Detroit Three manufacturers lagged the region’s overall growth advancing 3 percent year-on-year as significant model changeovers impacted production levels.

Consumer demand in North America remains robust and supports the current level of production.  The third quarter seasonally adjusted selling rate averaged about 16.7 million units.

In Europe, industry results were mixed.  New vehicle registrations in Western Europe have stabilized in the mid-12 million unit range and support the current level of production.  Whereas weakness in Russia and Ukraine have resulted in production cuts in Eastern Europe.  For the quarter, total European vehicle production at 4.5 million units was down about 1 percent compared with the last year’s third quarter.  Western European production was up modestly year-on-year at 3 million units.  Despite new vehicle registrations in Western Europe stabilizing in the mid-12 million unit range, we remain cautious on the whole for the region.

In China, vehicle sales and production continue to trend higher.  However, signs of softening emerged as the pace of growth moderated as the quarter progressed.

With respect to year-to-date results, we remain solidly on track.  Sales totaled $13.2 billion, an increase of 2 percent compared to the same period last year.  Adjusting for exited businesses, sales were up 7 percent year-on-year.

Operating profit before special items for the first nine months of the year, was $1.031 billion resulting in an operating margin of 7.8 percent.  A good outcome as we continue to invest to support our future growth.  Net income on the same basis was $690 million and earnings per share was $5.87.  An increase of 16 percent compared to last year’s year-to-date earnings of $5.05 per share.

Moving on to the third quarter Business Developments.  Starting with the most significant development, as you are aware, the company announced that it entered into a definitive agreement with ZF under which ZF will acquire all of the outstanding shares of TRW  for $105.60 per share in an all cash transaction valued at approximately $13.5 billion on an enterprise value basis.

We believe that this transaction represents an opportunity to provide shareholders with full and certain value.  The acquisition price represents a premium of approximately 16 percent and 15 percent over TRW’s  undisturbed closing stock price of $91.40 on July 9, 2014 and the undisturbed all-time high price of $91.62 on July 7, 2014, respectively.

In terms of valuation, the acquisition price of $105.60 per share values TRW  at a multiple of approximately 7.6 times enterprise value to adjusted EBITDA.  We believe that ZF is offering TRW stockholders outstanding value.  The transaction has been unanimously approved by TRW’s Board of Directors and ZF’s supervisory and management boards.  And it’s subject to approval of TRW stockholders as well as customary closing conditions including antitrust and CFIUS clearance.

With regard to stockholder approval, November 19, 2014 has been established as the date for the special stockholder meeting.  Additional details related to the transaction were included in the merger agreement and the definitive proxy statement filed with the SEC.

An additional M&A development also occurred during the quarter as the company announced it signed a definitive agreement to divest its engine valve business to Federal-Mogul.  In addition to clarifying the company’s product portfolio, the planned sale, which is expected to close in the first quarter of 2015, will enable the company to concentrate on its growing active and passive safety technologies.  The engine valve business is a longstanding market leader and trusted part of the world’s vehicle manufacturers.  Its pairing with Federal-Mogul’s powertrain business will further strengthen its position as an industry leader.  Although a lot of effort went into finalizing the agreements with ZF and Federal-Mogul, rest assured the company remains focused on running the business.

Prior launches during the quarter continue to strengthen TRW’s  diversity and leadership in intelligent safety solutions.  A few examples include, TRW’s  electric power steering, passenger airbags, seatbelts and foundation brakes on the Ford Ka in South America.  Chrysler launched it’s Jeep renegade in Europe with TRW’s  forward-looking camera, electric power steering, passenger side and knee airbags, seatbelts and slip control.  And Opel launched its Vivaro in Europe with TRW’s  driver, curtain and side impact airbags, seatbelts, steering wheel and electric power hydraulic steering.

                                                                                                                        Products launched during the third quarter were delivered with world class quality as a result of our ongoing quality programs. For the first nine months of 2014 our quality averaged just under four PPM across all customers.

                                                                                                                        Lastly, on the subject of business developments, the company continues to review our pension plans in the U.S., Canada and the U.K. to ensure that we are managing our obligations and costs appropriately.  During the most recent quarter, we initiated actions in Canada and the U.K. to permanently abate obligations with the most significant actions being targeted towards the U.K. plan.  We expect the recently launched programs to be substantially complete and accounted for in the fourth quarter of 2014 and funded predominantly with pension plan assets.  A certain level of cash contributions will be required by the company to facilitate the projects.

                                                                                                                        Before I turn the call over to Joe, let me comment on our expectations for the remainder of 2014.  Overall, vehicle production forecasts have remained relatively stable since our last conference call.  In North America, fourth-quarter production is estimated at 4.2 million units, up approximately 4 percent compared to last year.  On a sequential basis, compared to the third quarter this year, production is expected to be relatively flat.

                                                                                                                        Within the overall estimate for North America, Detroit Three production is expected to be about 2.2 million units, down 3 percent year-on-year, as significant model changeovers continue to influence near-term production.  For the full-year, we expect North American production to total 17 million units up about 5 percent compared with 2013.

                                                                                                                        In Europe, despite the signs that industry has stabilized in the major Western markets, we remain cautious on near-term vehicle production and continue to believe that recovery will be gradual.  For the fourth quarter, vehicle production in Western Europe is projected to be about 3.2 million units, up about 3 percent compared with last year.  Total European production for the fourth quarter is forecasted at about 4.9 million units.  For the full-year, our forecast for production is 19.9 million units for total Europe, up about 2 percent compared with last year.  Within this estimate Western European production is expected to be 13.2 million units.

                                                                                                                        Beyond North America and Europe, we expect full-year production levels to increase in China although the pace of growth most likely will moderate compared with last year.  In Brazil, negative economic conditions continue to place downward pressure on vehicle demand and production.  As a result, vehicle production is expected to fall about 13 percent compared to last year.  As you would expect we’ll continue to monitor the global environment and make additional adjustments to our operations as necessary.

                                                                                                                        Based on the forecasted production estimates, currency assumptions and our performance in the first nine months of the year, we now expect 2014 sales to be approximately $17.4 billion, slightly lower compared to the guidance we provided in July, primarily due to currency headwinds.  Capital spending for the year is now forecasted to range between $700 million to $730 million as we build out our infrastructure in strategic high growth areas such as China and in support of the continued expansion of our new technologies.

This updated range for capital spending is slightly lower compared with our previous guidance due primarily to timing as certain projects have been recalendarized into next year.  Despite this level of capital spending and consistent with prior years, TRW expects to continue its trend of cash generation from operations in 2014.  And finally with regard to restructuring, we expect 2014 restructuring expense to be about $80 million, above our previous guidance as we continue to improve the competitiveness of our business in Europe.

                                                                                                                        In summary, we’re pleased with the performance for the first nine months of the year and remain committed to finishing a strong year.

                                                                                                                        With that, I’ll now hand the call over to Joe to discuss our financial results in further detail.

Joe Cantie:                                                           Thank you, John and good morning, to everyone.

As John mentioned earlier, despite the enormous efforts involved in the two M&A transactions we have in process, TRW remains focused on running the business and our third-quarter results demonstrate that focus.  We had a good quarter on many fronts.  A quick recap of the key highlights for the quarter, include sales of $4.2 billion, an increase of about 3 percent compared with the same period last year adjusting for exited businesses.  We had operating profit margin of 7.6 percent after excluding restructuring and deal related charges which compares to 7 percent in the prior-year third quarter.

                                                                                                                        Earnings per share were $1.61 on a GAAP basis after excluding the special items, earnings per share were $1.75 which is an increase of 15 percent compared to last year.  And finally, the company generated cash from operations of $207 million during the quarter, an increase compared to the previous year.  As you might expect, we’re pleased with our performance for the quarter and through the first nine months of the year.  Our focus is now on fourth-quarter performance in order to finish the year strong.

                                                                                                                        I’ll expand on our full-year outlook shortly, but first a few words on third-quarter results.  I’ll start with the income statement.  For the quarter, we reported sales of $4.2 billion, down slightly compared to the same period a year ago.  Currency translation had a slight positive impact on sales, of approximately $8 million during the quarter as the euro to dollar exchange rate which averaged 1.33 this quarter was consistent with last year’s level of 1.32.

                                                                                                                        As we move forward, I expect the recent volatility in exchange rates to have a negative impact on our near-term results of sales and profitability.  As an example, the average euro to dollar exchange rate in last year’s Q4 was 1.36 compared to today’s spot rate of 1.27.  Returning to Q3, excluding the effects of currency and the negative impact of about $192 million in lost sales related to the exit of certain of our brake and module businesses in North America, sales increased about 3 percent compared with the previous year with increases in each of our major geographic markets.

                                                                                                                        For the quarter, we had an operating profit of $291 million compared to $289 million in the 2013 period.  Included in both the 2014 and 2013 third-quarter operating profits, were restructuring charges of $10 million and $5 million respectively.  Also included in the third quarter of 2014, were charges related to the two pending M&A transactions totaling $13 million.  Excluding these charges from both periods, operating income was $314 million in the third quarter this year compared to $294 million last year.

                                                                                                                        The higher level of profit was driven by a combination of a favorable mix of products sold, the positive impact of currency movements between the two periods and timing of cost reduction actions partially offset by approximately $10 million in planned cost increases to support our future growth.

                                                                                                                        Moving down the income statement, interest expense totaled $25 million below last years level of $33 million.  Finally, tax expense was $80 million in the current quarter compared with $62 million last year.  Both the 2014 and 2013 periods included tax benefits relating to special items totaling $7 million and $15 million respectively.

                                                                                                                        For the quarter, our diluted share count averaged 117.8 million shares which is $6.4 million lower than last year, reflecting our share repurchase programs. At the bottom line we posted GAAP net earnings of $1.61 per diluted share compared with the $1.60 in the same period last year.  Excluding the effects of special items from both periods, earnings were $1.75 per share this year.  As mentioned previously, up 15 percent compared with last year’s third-quarter earnings of $1.52 which highlights the solid quarter we had and the impact of our repurchase programs.

                                                                                                                        Moving on to a brief review of our results for the first nine months of the year, we reported sales of $13.2 billion, which is an increase of $252 million compared to the previous year.  Excluding the effects of currency and the negative impact associated with exiting certain of our brake and module businesses, sales increased about 6 percent compared with last year’s period.

                                                                                                                        Excluding restructuring charges and other special items mentioned earlier, our operating income for the first nine months of 2014 was over $1 billion resulting in a margin of 7.8 percent which compares to 7.5 percent last year.  The year-on-year margin improvement was primarily driven by the associated profit from the higher level of sales partially offset by planned increases in cost to support future growth.

                                                                                                                        At the bottom line, we reported GAAP net earnings of $5.56 per share.  Excluding special items, earnings were $5.87 for the nine-month period this year, up over 16 percent compared with last year’s net earnings of $5.05.  The diluted share count underpinning the earnings per share, averaged 118.3 million shares through September which is 7.3 million lower than last year, again, reflecting our share repurchase programs.

                                                                                                                        Let me shift now to our cash flows and capital structure.  First, on cash flow.  For the quarter, operating cash flow was $207 million which compares to $147 million in 2013.  Capital expenditures for the current quarter were $118 million compared with $140 million last year.  Free cash flow, which I’m defining as operating cash flow less capital expenditures, was $89 million this quarter compared with the prior year level of $7 million.  For the nine-month period we had a free cash outflow of $73 million compared to an outflow of $171 million in 2013.

                                                                                                                        Capital expenditures at $354 million during the year-to-date period were $57 million lower compared to last year’s level.  Despite the cash outflow through September, which is consistent with our projections and normal seasonality, the company continues to expect a positive operational cash flow result for the full year.

                                                                                                                        At the end of the third quarter, our total gross debt was $1.725 billion while net debt outstanding is $910 million.  Net debt increased from the position at the end of the year essentially by the $400 million of cash used to repurchase shares plus the $73 million of cash outflow during the first nine months of the year.

                                                                                                                        As far as an update on our share repurchase programs, in August the company completed the 400 million accelerated share repurchase program that was initiated in the first quarter.  The total number of shares repurchased was just over 4.5 million.  Since initiating our share repurchase programs in 2012, the company has returned approximately $1.2 billion to shareholders through share repurchases.  Although the company has approximately $1.1 billion in remaining repurchase authorizations, the program is restricted pursuant to the ZF merger agreement.

                                                                                                                        Other potential uses of cash, such as significant pension abatement actions for our U.K. pension plan remain under consideration and most likely will occur in the fourth quarter of this year.  Company contributions for the abatement projects will ultimately depend on several factors including the actual participant and take-up rates, however, our assessment at this time is approximately $300 million.

Switching subjects now to the remainder of 2014.  As John indicated, TRW’s  full-year 2014 production forecasts are for 17 million units in North America, 19.9 million units in Europe and continued growth in China.  Based on these production levels, updated currency assumptions and our performance through the first nine months of this year, full-year 2014 sales are now forecasted at $17.4 billion, slightly lower compared with the guidance we provided to you earlier this year.  This level of sales for the full-year implies fourth-quarter sales of approximately $4.2 billion which is below last years fourth quarter.  The negative impact of businesses exited and currency headwinds are the primary drivers of the year-on-year decrease.

                                                                                                                        I’d like to point out that currency is expected to negatively impact the comparison to last years fourth quarter by about $130 million.  We expect capital spending to be in the range of $700 million to $730 million in 2014, down slightly from the guidance provided in July.  Again as John mentioned, the lower spending level is due to several factors including timing.

                                                                                                                        Ancillary costs associated with our growth plans, namely engineering, development and infrastructure costs, are tracking as planned at about $45 million for the full year.  I’ll also remind you that as a result of our increased CapEx over the previous few years, depreciation expense is also tracking higher for the year, about $25 million to $30 million.  This is slightly less than our previous guidance, primarily due to the announced divestiture of our engine valve business.

                                                                                                                        Moving on, at this point we expect commodity prices will remain neutral for the remainder of this year.  Restructuring expense for the full year will likely come in at around $80 million.  And interest expense is forecast about $110 million for the full-year based on the current level of gross debt and expected cash flows.  Finally, given our expected results by geographic location, you should continue to assume a full-year 2014 effective tax rate of between 27 percent and 29 percent for modeling purposes.

                                                                                                                        In closing, we’re pleased with our performance posted during the first nine months of the year.  However, as I mentioned at the start of my comments, we realize we have work to do to ensure the company achieves it’s 2014 objectives.

                                                                                                                        Before we move to the question and answer portion of the call, I would like to remind everyone that we are in a solicitation period.  As a result, we cannot comment on the status or answer questions related to the pending ZF transaction.  John and I will be happy to take questions specific to our third-quarter and year-to-date performance.

                                                                                                                        With that, Operator, can we have our first question.

Operator:                                                                    Yes, sir, and ladies and gentlemen we will now begin the question-and-answer portion of the call.

                                                                                                                        If you have a question please press star one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  And as a reminder, if you are using a speaker phone or hands-free unit, please pick up your handset before presenting your question.

                                                                                                                        Our first question comes from Ryan Brinkman with J.P.  Morgan.

Ryan Brinkman:                            Thanks for taking my question.  Curious if your passive safety bookings have improved in the wake of developments at competitor Takata.  Are you seen any change in your business win rate?

John Plant:                                                           I think it’s probably a little bit early for that at the moment, Ryan.  The most concrete example so far has been, we have received an inquiry in fact directly from our competitors to see whether we would be prepared to supply them with inflators to assist them and of course we are willing to do that to help them and help the industry sort of be able to move past what they are currently experiencing because our customers would clearly welcome that support.

                                                                                                                        The dynamic of course is potentially favorable.  But at the moment I couldn’t point to anything specific in terms of contracts which we have the purchase order in hand for at this point in time.

Ryan Brinkman:                            OK great thanks.  Last question here, I think your electronics sales grew to roughly 30 percent pace in the first half of the year and that you update that in the Q.  I presume this captures a lot of the active safety products that you’ve introduced.  Can you quantify how you tracked in 3Q relative to — are your active safety sales growing more quickly in the back half of the year than in the first-half?  Thanks

John Plant:                                                           I’ll ask Joe to look at that while I talk.  I don’t track it in terms of my mental roadmap quarter to quarter, but basically year on year the level of our sales is increasing substantially between 2013 and 2014 and we’re seeing another substantial increase as we move into 2015 and 2016 and beyond.  So at the moment everything is in a good order, and we feel as though the positive momentum which we’ve indicated before is certainly there, and it is possible that the developments will reinforce that and make a higher growth in the future.

Joe Cantie:                                                           So Ryan you’re right when we file our Q obviously we’ll report the segments in there, but you’ll see that we had another strong quarter in our electronics division for the nine months this year compared to last year, our sales are up about 25 percent, and for the third quarter sales are up about 30 percent net segment, and that this capture the DAS, the camera business but also the electronics pertaining to our steering and braking businesses as well so that segment obviously is the highest growth driver of our results both in the third quarter for the year-to-date period.

Ryan Brinkman:                            That’s helpful.  Congrats on the quarter.

Joe Cantie:                                                           Thank you

Operator:                                                                    Our next question comes from Michael Ward with Sterne Agee.

Michael Ward:                                       Thank you, good morning guys.  First of all how was the China revenue performance in the quarter?

John Plant:                                                           We actually have broken it down into two elements, Michael, the manufactured part of it which is very healthy growth, double the increase in vehicle sales.  So that’s very healthy.  The one area where we were significantly below the Chinese vehicle build was that pertaining to modules and that was very specific to one of our customers which was FAW VW where they were undergoing very significant changeovers to their model line which required them to take basically 22 days out of the quarter for example on the Audi Q5 and Audi A4 to basically provide for capacity increase in the future.

There’s a few other extra days on other modules or other models that were taken out by that same customer in the quarter.  So we had a very specific quarter revenue hit which is essentially it’s all to do with providing the ability to ramp production up to an even higher level during 2015.

Joe Cantie:                                                           And even with that, Mike, for the year-to-date period nine months sales were well over $2 billion and we’re up double digits compared to last year and our sales in China in the third quarter despite the module timing that John talked about, were still increased versus the previous year as well.  So all things are going fairly well in China for us.

Michael Ward:                                       OK and then on this pension abatement, is there any impact on the operating results?

Joe Cantie:                                                           Yes there will be accounting effects related to it in the fourth quarter, if successful depending on the take-up of the size.  There will be a charge, a non-cash charge relating to the asset that we carry on the balance sheet, that gets proportionately written also that will be in one-time charge that occurs in the fourth quarter.

And then obviously on a go forward basis the pension income related to that U.K. plan would be proportionately sized depending on the size of the abatement so there will be a number of what I’ll call more accounting related rather than economical or cash-based things that will occur and we’ll obviously walk you through that we go through the abatement in the fourth quarter

John Plant:                                                           Just to give you background, Michael, the whole reason behind this is that we have spent years I’ll say reducing gross liabilities and increasing those steps each and every year.  And this is going to be the most significant step that we envisage in really carving out some very significant thinking in the billion-plus level, basically liability management and therefore reduces the future volatility of our balance sheet

Michael Ward:                                       Absolutely.  Thank you gentlemen I appreciate it.

John Plant:                                                           Thank you

Operator:                                                                    Our next question comes from Ravi Shanker with Morgan Stanley

Ravi Shanker:                                          Thanks, good morning everyone.

Joe Cantie:                                                           Good morning.

Ravi Shanker:                                          John and Joe, you spoke earlier this year around January or so, you were indicating that there was some hesitation on both your part and the part of some of the OEMs to kind of jump into autonomous with both feet.  Just wondering where the technology is going to go on the long run?  In the 9 months or 10 months since, has anything really changed or are the automakers any more confident towards the commercialization of technologies?  Do you think things are moving faster or slower?  Any update you can give us there?

John Plant:                                                           I think the path that I’ve outlined as I’ll say my personal view is still very much intact, which is there are many stages that we will see on the development towards a future autonomous vehicle.  And the most significant ones are initially via some form of sensing mechanism forewarning whether it’s lane departure warning or collision warning.

And now of course we are already taking into production automatic emergency braking capabilities to the vehicle where we are sensing via the camera or the radar an impending frontal collision and therefore applying the brakes automatically, which is obviously building value for those very sophisticated senses of radar camera, the fusion thereof and the packing of those into the for example the brake system and the engine management system.  We’ve already demonstrated collision mitigation capabilities to our steering business albeit we have not yet fitted any of our into a production environment.

So I see these developments continuing as an evolution.  So I do think that at a point time there will be opportunities for us to I’ll say disengage from the driving process so that maybe we will be able to turn our attention to text or e-mail at some point and then takeover the driving experience during the course of that journey.  I am not yet convinced that we will see a fully autonomous vehicle on the roads by 2020 which has been a date thrown out there is some commentators.  And basically because I think there are many things which have yet to be overcome in terms of the legal insurance liability management issues.

And assuming those get done I think that will obviously pave the way to being able to deploy this technology.  Either way I think the increasing interest from not only from the European I’ll say rule makers or European NCAP which is the (17-18) timeframe but also now from the U.S. regulatory authorities including NHTSA.  I think they are seeing increased value from some of these technologies and maybe there will be future rulemaking.  It’s unclear at this point.

So I think we are on a journey I think it’s very I’ll say actively studied topic both by ourselves and the vehicle manufacturers.  We see that the market is opening, is developing, is very encouraging but I’m not yet at the point definitively that will have a promise vehicles on the road by the timeframe I’ve suggested.  It will happen, the question is when

Ravi Shanker:                                          Got it and just a follow-up to that, do you think the new combined entity is probably going to see that as the biggest opportunity or the biggest focus area or growth area for the business going forward?  And also what’s been the OEM customer reaction to the combined entity?

John Plant:                                                           I’ve seen reports saying positively about the customer reaction to the future combined entity in terms of the breadth of capability that the company will have.  So I find that very encouraging and a very positive and reinforcing step to the vision that has been laid out.  I’ve forgotten the first part of your question.

Ravi Shanker:                                          What’s been — is the autonomous opportunity going to be the biggest growth driver or big focus area for the company going forward given that it doesn’t make a lot of logical sense?

John Plant:                                                           I think there’s many steps along the way.  So for example in terms of let’s call it a safety domain ECU which we did recently for one German customer, that actually acts as an arbitrator between let’s say the brakes slip control system that we provide, the transmission system which ZF provide, and then the steering system and the suspension electronic system so there are many again steps along the way to that autonomous vehicle which provides value enhanced opportunities for the combined entity.  So I don’t think it’s just a matter of there being an autonomous vehicle.

I think there are many opportunities for wider systems provision interfaces and devote to provide the intellectual partner with our customer on a broader basis and so I think it’s just the autonomous is one step amongst a huge suite of products that will be potentially available to them in the future.  And therefore it will be a good thing I’ll say I think each and every year along the way.

Ravi Shanker:                                          Understood.  Thanks and good luck for next month.

John Plant:                                                           Thank you.

Joe Cantie:                                                           Thank you.

Mark Oswald:                                           Mandy, with that, I think we have time for one final question

Operator:                                                                    Our final question comes from John Murphy with BofA Merrill Lynch.

John Murphy:                                           Good morning, guys, I’ll keep to one here.  Just on Europe, obviously, there’s a lot of macro concern and risk emanating out of Russia that could pervade the whole Eastern European market, who knows exactly how that is always going to play out there.  But it looks like schedules and volumes are still holding up reasonably well and not falling off a cliff but there’s is constant concern.  Are you seeing anything in schedules or inventory that would give you some concern around that market, or is this commentary really sort of around this sort of this larger esoteric macro risk?

John Plant:                                                           I think you’ve got to see it in a much broader context which is everybody I think began to believe towards the end of last year that Europe would pick up in the back half of 2013.  Which there was some evidence of that particularly in the December timeframe and that moved into the start of this year.  Clearly momentum probably has not been -— the positive momentum has probably not been as great as people thought.

And so while it’s been an increase, and it is a welcome increase, there have been the I’ll say geopolitical overtones of the Ukrainian let’s call it crisis that’s played into this to some degree.  So think it’s taking something out of the total volume for Europe.  And therefore a dampening effect.  And I’m hopeful that those specific concerns begin to abate.  The underlying momentum will continue to 2015 and beyond in a very steady measured way.

I think there may be a quarter where you might see a slight production reduction because of any corrections to align with the overall let’s say market dynamic but essentially, I think the long-term or medium-term trend is there, that Europe is going to recover, the level of production and sales has been so low for so long and you see certain countries beginning to I’ll say have sales increases like Spain has become stronger, which is one of the earlier countries into the dramatic procession.  We see Greece getting a bit better, the U.K. has been strong, you see a little big stronger in France the last month or so.  So I think overall the trend is there and absent any dramatic developments I’ll say let’s say particularly with the tension around the Ukraine which I think are abating then I expect positive things into the future.

John Murphy :                                        So stagnation risk as opposed to a drop-off risk is a fair way to characterize it?

John Plant:                                                           Yes I don’t see drop-off risk.  I see stagnation risk but that’s not my planning assumption.  I think we’re going to see a small steady increases year on year for the next two or three years now.

John Murphy:                                           OK, thank you very much.

John Plant:                                                           Thank you.

Mark Oswald:                                           Operator, if you can please move to the conclude the call.

Operator:                                                                    Yes, sir.  This does conclude today’s conference call.  We appreciate your participation.  You may disconnect at this time.

END